EXHIBIT 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Iteris, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.10 par value per share	Rule 457(h)(1)	1,160,677 (2)	$2.36 (3)	$2,739,197.72	$147.60 per 1,000,000	$404.31
Total Offering Amounts					$2,739,197.72		$404.31
Total Fee Offsets							$-
Net Fee Due							$404.31

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents 1,160,677 shares to be issued upon the exercise of unexercised options (the “Options”) to purchase shares of common stock previously issued under the Iteris, Inc. 2007 Omnibus Incentive Plan (as amended and restated as of July 2015) (the “Plan”).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, and based upon the weighted average exercise price of the Options of $2.36.